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January 13, 2000

Mr. Blair Mullin
Morrow Snowboards, Inc.
P.O. Box 12606
Salem, OR 97309

Dear Blair:

This letter will confirm that Morrow Snowboards, Inc. (the "Company" or "Morrow"), has engaged Capitol Bay Securities ("CBS") in connection with the transaction described hereinafter. We understand that the Company intends to invest in the common stock of International DisplayWorks, Inc.("IDW"), a Delaware corporation, that the proceeds from the sale of certain securities issued by the Company, together with other funds, will be used to finance the investment. The terms and conditions of such engagement are as follows:

1. Morrow hereby retains CBS to act as its agent in connection with the arranging of up to 5,800,000 shares ($4,350,000) of common stock ("Stock") to be issued by Morrow to effect the investment in IDW.

2. CBS hereby agrees to use its best efforts to secure financing for the above referenced Stock. The financing will be conducted as a private placement financing with sales to "accredited" investors only among CBS' clients. CBS agrees to maintain an offering log and documentation reasonably necessary to establish the accredited investor status of the offerees.

3. As consideration for the service to be performed by CBS hereunder, Morrow agrees to pay to CBS fees as follows:

         Fee equal to 10% of the principal amount of equity raised.

         As additional consideration, CBS shall be entitled to warrants to purchase up to 10% of the equity amount raised for the acquisition at the same price as that paid by the equity investors, and a non-accountable expense allowance not to exceed 2% of the gross proceeds of the Shares sold by the Company.

4. The Company will reimburse CBS, upon its demand, for all reasonable expenses (including stock processing fees for CBS investors, fees and disbursements of CBS' counsel and all of CBS travel and other out-of-pocket expenses which we have incurred and will incur) in connection with this engagement, not to exceed $25,000.
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5.       The Company agrees to indemnify CBS in accordance with the attached
         Exhibit A.

6. In order to establish the effectiveness of this Agreement, you shall execute a copy of this letter in the space provided and hand deliver or deliver by courier service, for arrival the following day, to us at the following address your executed copy of this letter (including the exhibits):

                             Capitol Bay Securities
                             2424 Professional Drive
                               Roseville, CA 95661

         This agreement shall be deemed effective upon our receipt of the executed letter.

7. This document may be executed in counterparts, all of which will be considered one and the same instrument, and will be governed by and construed in accordance with the laws of the State of California.



Sincerely,

CAPITOL BAY SECURITIES



By:/s/ Stephen C. Kircher
-------------------------
        Stephen C. Kircher
        Chief Executive Officer


ACCEPTED THIS 14th day of January, 2000

MORROW SNOWBOARDS, INC.


By:/s/ Blair Mullin
-------------------------
        Blair Mullin
        President
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                                    Exhibit A

                                 INDEMNIFICATION



Morrow Snowboards, Inc. ("Morrow") hereby indemnifies and hold harmless Capitol Bay Securities ("CBS"), its officers, directors, employees, controlling persons and agents from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable legal and other expenses in connection with the preparation for or defense of or appearing as a witness with respect to any claim, action or proceeding) caused by or arising out of CBS' acting for Morrow pursuant to this Agreement; except the Company will not be liable for such indemnification hereunder to the extent such losses, claims, damages, liabilities or expenses are found in a final judgement of a court to have resulted from CBS' breach of its obligations as a placement agent, its negligence or willful misconduct. The Company may, if it so elects, assume the defense of such action or proceeding; however, if Morrow elects to assume the defense such defense shall be conducted by counsel satisfactory to CBS. In the event that Morrow elects to assume the defense of any such action or proceeding and retains such counsel, Morrow shall bear the fees and expenses of any additional counsel thereafter retained by it. The foregoing indemnification shall survive any termination of this Agreement. Morrow will promptly notify CBS of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to the transactions contemplated by this Agreement.